Exhibit 99.1

YORK INTERNATIONAL CORPORATION

Press Release

For More Information, Call:

Helen Marsteller 717-771-7451	For Immediate Release May 17, 2005

YORK INTERNATIONAL COMMENTS ON 2005 OUTLOOK

—Confirms previously announced guidance—

YORK, PENNSYLVANIA (May 17, 2004) — YORK International Corporation (NYSE: YRK) today commented on its 2005 expected performance at an investor conference sponsored by the Electrical Products Group in Florida. In addition to discussing the Company’s strategies and goals, YORK’s President and Chief Executive Officer, C. David Myers expressed comfort with the previously announced guidance of earnings per share at the lower end of the range of $2.60 – $2.90 for 2005 full year.

A copy of the presentation is available on the Company’s website at www.york.com in the investor relations section.

This release includes “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include estimates used in determining the expected cost of the furnace remediation program, rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, product liability, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK’s SEC filings.

YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company’s products are sold in more than 125 countries and YORK has approximately 23,200 employees worldwide.